Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-253432

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these notes in any state where the offer or sale is not permitted.

Subject to Completion. Dated May 12, 2021.

UBS AG
$
Capped Leveraged Commodity-Linked Medium-Term Notes due

The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (expected to be the second business day after the determination date) is based on the performance of the spot price of copper as measured from the trade date to and including the determination date (expected to be between 13 and 15 months after the trade date), as determined by reference to the London Metal Exchange official cash offer price per metric tonne of Grade A Copper for cash sellers plus settlement as determined by the London Metal Exchange (following the close of the second pricing period, which is from 12:30 to 12:35 p.m. London time). If the final underlier level on the determination date is greater than the initial underlier level (set on the trade date), the return on your notes will be positive, subject to the maximum settlement amount (expected to be between $1,257.60 and $1,303.00 for each $1,000 face amount of your notes). If the final underlier level is equal to the initial underlier level, you will receive the face amount of your notes. If the final underlier level is less than the initial underlier level, the return on your notes will be negative. Specifically, you will lose 1% for every 1% negative underlier return. You could lose your entire investment in the notes.

To determine your cash settlement amount, we will calculate the underlier return, which is the percentage increase or decrease in the final underlier level from the initial underlier level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

♦	if the underlier return is positive (the final underlier level is greater than the initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate of 200.00% times (c) the underlier return, subject to the maximum settlement amount;
♦	if the underlier return is zero (the final underlier level is equal to the initial underlier level), $1,000; or
♦	if the underlier return is negative (the final underlier level is less than the initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) the underlier return times (b) $1,000.

Your investment in the notes involves certain risks, including, among other things, our credit risk. See “Additional Risk Factors Specific To Your Notes” beginning on page 8 herein. You should read the additional disclosure herein so that you may better understand the terms and risks of your investment.

The estimated initial value of the notes as of the trade date is expected to be between $951.00 and $981.00 per $1,000 face amount. The range of the estimated initial value of the notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the notes, see “Additional Risk Factors Specific To Your Notes — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 13 herein.

Original issue date:	, 2021	Original issue price*:	100.00% of the face amount
Underwriting discount*:	Up to 1.09% of the face amount	Net proceeds to the issuer:	At least 98.91% of the face amount

* For additional information, see “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)” herein.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these notes or passed upon the accuracy or adequacy of this document, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

UBS Securities LLC

Pricing Supplement dated               , 2021

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of the final pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

UBS Securities LLC, our affiliate, will purchase the notes from UBS for distribution to one or more registered broker dealers (“dealers”). UBS Securities LLC, the dealers or any of their respective affiliates may use this document in market-making transactions in notes after their initial sale. Unless UBS, UBS Securities LLC, the dealers or any of their respective affiliates selling such notes to you informs you otherwise in the confirmation of sale, the pricing supplement to which this document relates is being used in a market-making transaction. See “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)” herein and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

SUMMARY INFORMATION

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the notes), with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. You should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.
You may access these documents on the SEC website at www.sec.gov as follows:
♦ Underlier-Linked Notes product supplement dated February 25, 2021: http://www.sec.gov/Archives/edgar/data/1114446/000091412121001116/ub55690070-424b2.htm
♦ Prospectus dated February 24, 2021: http://www.sec.gov/Archives/edgar/data/1114446/000119312521054082/d138688d424b3.htm
References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “notes” refer to the Capped Leveraged Commodity-Linked Medium-Term Notes, that are offered hereby, unless the context otherwise requires. Also, references to the “accompanying product supplement” mean the UBS Underlier-Linked Notes product supplement, dated February 25, 2021 and references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated February 24, 2021.
This document, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. If there is any inconsistency between the terms of the notes described in the accompanying prospectus, the accompanying product supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; and last, the accompanying prospectus.
You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific To Your Notes” herein and in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax and other advisors before deciding to invest in the notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

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INVESTOR SUITABILITY

The notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.
♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that has the same downside market risk as that of a direct investment in the underlier.
♦	You believe that the underlier will appreciate over the term of the notes and that the final underlier level is unlikely to exceed the cap level (to be set on the trade date and expected to be between 112.88% and 115.15% of the initial underlier level).
♦	You understand and accept that your return on the notes is limited by the maximum settlement amount and you are willing to invest in the notes based on the maximum settlement amount (to be set on the trade date and expected to be between $1,257.60 and $1,303.00 for each $1,000.00 face amount of your notes).
♦	You can tolerate fluctuations in the price of the notes throughout their term that may be similar to or exceed the downside fluctuations in the underlier.
♦	You do not seek guaranteed current income from your investment.
♦	You understand and accept the risks associated with an investment in commodities generally and the underlier specifically.
♦	You are willing to hold the notes to maturity, a term expected to be between 13 and 15 months, and accept that there may be little or no secondary market for the notes.
♦	You are willing to assume the credit risk of UBS for all payments under the notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.
♦	You require an investment designed to guarantee a full return of principal at maturity.
♦	You cannot tolerate a loss of all or a substantial portion of your investment or are not willing to make an investment that has the same downside market risk as that of an investment in the underlier.
♦	You believe that the underlier will decline during the term of the notes, or you believe that the underlier will appreciate over the term of the notes and that the final underlier level is likely to exceed the cap level (to be set on the trade date and expected to be between 112.88% and 115.15% of the initial underlier level).
♦	You seek an investment that has unlimited return potential without a cap on appreciation or you are unwilling to invest in the notes based on the maximum settlement amount (to be set on the trade date and expected to be between $1,257.60 and $1,303.00 for each $1,000.00 face amount of your notes).
♦	You cannot tolerate fluctuations in the price of the notes throughout their term that may be similar to or exceed the downside fluctuations in the underlier.
♦	You seek guaranteed current income from this investment.
♦	You do not understand or cannot accept the risks associated with an investment in commodities generally or the underlier specifically.
♦	You are unable or unwilling to hold the notes to maturity, a term expected to be between 13 and 15 months, or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and to carefully consider the suitability of an investment in the notes in light of your particular circumstances. You should also review “Additional Risk Factors Specific To Your Notes” herein and the more detailed “Risk Factors” in the accompanying product supplement for risks related to an investment in the notes.

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KEY TERMS

Issuer: UBS AG London Branch

Underlier: copper spot price, measured in U.S. dollars, as described under “Underlier spot price” below

Underlier commodity: copper, which is the physical commodity upon which the underlier is based

Specified currency: U.S. dollars (“$”)

Terms to be specified in accordance with the accompanying product supplement:

♦	type of notes: notes linked to a single underlier
♦	averaging dates: not applicable
♦	cap level: yes, as described below
♦	buffer level: not applicable
♦	interest: not applicable

Face amount: Each note will have a face amount of $1,000; $ in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional aggregate face amount of the notes subsequent to the date of the final pricing supplement. The issue price, underwriting discount, and net proceeds of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of the final pricing supplement. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

Purchase at amount other than face amount: The amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the cap level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Additional Risk Factors Specific To Your Notes — Risks Relating to Return Characteristics — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” herein.

Supplemental discussion of U.S. federal income tax consequences: You will be obligated pursuant to the terms of the notes — in the absence of a statutory or regulatory change or an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a prepaid derivative contract in respect of the underlier, as described under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. Pursuant to this approach, based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that upon the taxable disposition of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. The U.S. Internal Revenue Service (the “IRS”) might not agree with this treatment, however, in which case, the timing and character of income or loss on your note could be materially and adversely affected.

The IRS, for example, might assert that Section 1256 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) should apply to the notes. If Section 1256 of the Code were to apply to the notes, gain or loss recognized with respect to the notes (or a portion of the notes) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the notes. You would also be required to mark the notes (or a portion of the notes) to market at the end of each year (i.e., recognize income as if the notes or the relevant portion of the notes had been sold for fair market value). The IRS might also assert that the notes should be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash).

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under the Foreign Account Tax Compliance Act (“FATCA”) generally apply to certain “withholdable payments” and will generally not apply to gross proceeds on a sale or disposition and will generally apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. We will not pay additional amounts with respect to such withholding taxes discussed above. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Subject to the paragraph above, you should read the discussion under “Material U.S. Federal Income Tax Consequences — Foreign Account Tax Compliance Act” in the accompanying product supplement and consult your tax advisor concerning the potential application of FATCA.

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For more information about the tax consequences of an investment in the notes, you should review carefully the section of the accompanying product supplement entitled “Material U.S. Federal Income Tax Consequences”.

Cash settlement amount (on the stated maturity date): For each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

♦	if the final underlier level is greater than or equal to the cap level, the maximum settlement amount;
♦	if the final underlier level is greater than the initial underlier level but less than the cap level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the upside participation rate times (iii) the underlier return;
♦	if the final underlier level is equal to the initial underlier level, $1,000; or
♦	if the final underlier level is less than the initial underlier level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the underlier return.

Initial underlier level: the underlier on the trade date

Final underlier level: the underlier on the determination date, except in the limited circumstances described herein under “Disruption Events; Alternative Method of Calculation”.

Underlier return: the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage

Upside participation rate: 200.00%

Cap level (to be set on the trade date): a price of the underlier expected to be between 112.88% and 115.15% of the initial underlier level

Maximum settlement amount (to be set on the trade date): expected to be between $1,257.60 and $1,303.00

Underlier spot price: The London Metal Exchange (“LME”) official last cash offer price, in U.S. dollars, per metric tonne of Grade A Copper, as determined by the LME following the end of the second pricing period, which is from 12:30 to 12:35 p.m. London time, as displayed on Bloomberg Professional® service (“Bloomberg”) page “LOCADY <Comdty>“ (or any official successor thereto), on any trading day. For additional information regarding the underlier spot price see ““Additional Risk Factors Specific To Your Notes — Risks Relating to Characteristics of the Underlier and the Underlier Commodity” and “The Underlier”.

Trade date: [ ]

Original issue date (settlement date) (to be set on the trade date): expected to be the fifth business day following the trade date

Determination date (to be set on the trade date): a specified date that is expected to be between 13 and 15 months after the trade date, subject to adjustment if such day is not a trading day or upon the occurrence of certain events as described herein under “Disruption Events; Alternative Method of Calculation”.

Stated maturity date (to be set on the trade date): a specified date that is expected to be the second business day after the determination date, subject to adjustment as described under “General Terms of the Notes — Stated Maturity Date” in the accompanying product supplement, provided, however, that if the determination date is postponed as provided under “Determination date” above, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

No interest: The offered notes will not bear interest.

No redemption: The offered notes will not be subject to a redemption right or price dependent redemption right.

No listing: The offered notes will not be listed on any securities exchange or interdealer quotation system.

Business day: as described under “General Terms of the Notes — Business Day” in the accompanying product supplement

Trading day: a day, as determined by the calculation agent, on which trading is generally conducted on the Relevant Market

Relevant market: the LME, any independent service provider appointed by the LME to calculate and administer the underlier spot price or the primary exchange or market of trading relating to the underlier

Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” in the accompanying product supplement

ERISA: as described under “ERISA Considerations” in the accompanying product supplement

Supplemental plan of distribution (conflicts of interest); secondary markets (if any): UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the aggregate face amount of the notes specified on the front cover of the final pricing supplement. UBS Securities LLC proposes initially to offer the notes to certain unaffiliated securities dealers at the original issue price set forth on the cover page of this document, less a concession not in excess of 1.09% of the face amount. We or one of our

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affiliates will also pay a fee to SIMON Markets LLC, a broker-dealer affiliated with Goldman Sachs & Co. LLC, who is acting as a dealer in connection with the distribution of the notes.

We expect to deliver the notes against payment therefor in New York, New York on         , 2021, which is expected to be the fifth business day following the date of the final pricing supplement and of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T + 2), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes are initially expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of interest: UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in the offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds from the initial public offering of the notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121.

UBS Securities LLC and its affiliates may offer to buy or sell the notes in the secondary market (if any) at prices greater than UBS’ internal valuation: The value of the notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 3 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other requests from and negotiated arrangements with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the notes, see “Additional Risk Factors Specific To Your Notes — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition of Sales to EEA & UK Retail Investors. The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Calculation agent: UBS Securities LLC

CUSIP no.: 90276BE90

ISIN no.: US90276BE908

FDIC: The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

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HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical final underlier levels on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final underlier levels that are entirely hypothetical; no one can predict what the underlier level will be on any day throughout the term of your notes, and no one can predict what the final underlier level will be on the determination date. The underlier has been volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the underlier and our creditworthiness. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to our pricing models) will be less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific To Your Notes — Estimated Value Considerations — The Issue Price You Pay for the Notes Will Exceed Their Estimated Initial Value” herein. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000.00
Upside participation rate	200.00%
Cap level	114.015% of the initial underlier level (the midpoint of the range set forth herein)
Maximum settlement amount	$1,280.30 (the midpoint of the range set forth on the cover page of this document)
Neither a disruption event nor a non-trading day occurs on the originally scheduled determination date.
No change in or affecting the underlier occurs.
Notes are purchased on original issue date at the face amount and held to the stated maturity date.

Moreover, we have not yet set the initial underlier level that will serve as the baseline for determining the underlier return or the cap level or the maximum settlement amount, each of which will affect the amount that we will pay on your notes, if any, at maturity. We will not do so until the trade date. As a result, the actual initial underlier level may differ substantially from the underlier level prior to the trade date.

For these reasons, the actual performance of the underlier over the term of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere herein. For information about the historical performance of the underlier during recent periods, see “The Underlier — Historical Performance of the Underlier” herein. Before investing in the offered notes, you should consult publicly available information to determine the performance of the underlier between the date of this document and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on a direct investment in the underlier.

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The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would pay for each $1,000.00 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level) and the assumptions noted above.

Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
140.000%	128.030%
130.000%	128.030%
120.000%	128.030%
115.000%	128.030%
114.015%	128.030%
110.000%	120.000%
106.000%	112.000%
103.000%	106.000%
100.000%	100.000%
95.000%	95.000%
90.000%	90.000%
80.000%	80.000%
70.000%	70.000%
60.000%	60.000%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the final underlier level were determined to be 25.000% of the initial underlier level, the cash settlement amount that we would pay on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). In addition, if the final underlier level were determined to be 140.000% of the initial underlier level, the cash settlement amount that we would pay on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the face amount), or 128.030% of each $1,000.00 face amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level over 114.015% of the initial underlier level.

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The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final underlier level (expressed as a percentage of the initial underlier level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of less than 100.000% (the section left of the 100.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of greater than or equal to 114.015% (the section right of the 114.015% marker on the horizontal axis) would result in a capped return on your investment.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific To Your Notes — Risks Relating to Characteristics of the Underlier and Underlier Commodity — Market Risk” and “— Risks Relating to Return Characteristics — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” herein.

We cannot predict the actual final underlier level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlier level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual initial underlier level, the cap level and the maximum settlement amount, which we will set on the trade date, and the actual final underlier level, which will be determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.

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ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus, dated February 24, 2021, and “Risk Factors” in the accompanying product supplement, dated February 25, 2021. You should carefully review these risks as well as the terms of the notes described herein and in the accompanying prospectus, dated February 24, 2021, as supplemented by the accompanying product supplement, dated February 25, 2021, of UBS. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier. You should carefully consider whether the offered notes are suited to your particular circumstances.

Risks Relating to Return Characteristics

You May Lose Your Entire Investment In The Notes

You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the underlier as measured from the initial underlier level set on the trade date to the final underlier level on the determination date. If the final underlier level is less than the initial underlier level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of (a) the underlier return times (b) $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes. Specifically, you will lose 1% for every 1% negative underlier return.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Upside Participation Rate Applies Only At Maturity

You should be willing to hold your notes to maturity. If you are able to sell your notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the upside participation rate of the notes and the return you realize may be less than the then-current underlier return multiplied by the upside participation rate, even if such return is positive and is less than the return implied by the maximum settlement amount. You can receive the full benefit of any positive underlier return multiplied by the upside participation rate subject to the maximum settlement amount, only if you hold your notes to maturity.

The Potential for the Value of Your Notes to Increase Will Be Limited

Your ability to participate in any change in the value of the underlier over the term of your notes and the positive effects of the upside participation rate on any positive underlier return will be limited because of the cap level, which will be set on the trade date. The maximum settlement amount will limit the cash settlement amount you may receive for each of your notes at maturity, no matter how much the underlier may rise beyond the cap level over the term of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the underlier.

Your Notes Will Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a conventional debt security of comparable maturity that bears interest at a prevailing market rate.

The Amount Payable on Your Notes Is Not Linked to the Underlier Spot Price at Any Time Other than the Determination Date

The final underlier level will be based on the underlier spot price on the determination date, except in the limited circumstances described herein under “Disruption Events; Alternative Method of Calculation”. Therefore, if the underlier spot price dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the underlier spot price prior to such drop in price. Although the actual underlier spot price on the stated maturity date or at other times during the term of your notes may be higher than the final underlier level, you will not benefit from the underlier spot price at any time other than on the determination date.

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Owning the Notes is Not the Same as Owning the Underlier Commodity or a Security Directly Linked to the Performance of the Underlier

The return on your notes will not reflect the return you would realize if you had actually purchased copper directly or any exchange-traded or over-the-counter instruments based on the underlier commodity (copper) and held that investment for a similar period because, for example, the return on the notes is limited because of the cap level. The notes may trade quite differently from the underlier. Changes in the underlier or other price of the underlier commodity may not result in comparable changes in the market value of the notes. Even if the underlier or other price of the underlier commodity increases during the term of the notes, the market value of the notes may not increase to the same extent and could decrease.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The cash settlement amount will not be adjusted based on the original issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

In addition, the extent to which you are exposed to any negative underlier return will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the notes may have a negative return even if the final underlier level is greater than or equal to the initial underlier level.

Lastly, the impact of the cap level on the return on your investment, and the extent to which the cap level will diminish your exposure to any positive underlier return (as leveraged by the upside participation rate), will also depend on the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the cap level will only permit a lower percentage increase in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

Risks Relating to Characteristics of the Underlier and Underlier Commodity

The Notes Are Subject to Market Risks, Including Risks Associated with Commodities

The return on the notes is directly linked to the performance of the underlier and the extent to which the underlier return is positive or negative. The underlier can rise or fall sharply as a result of the supply of, and the demand for, the underlier commodity and other factors specific to the underlier and the underlier commodity, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the underlier. These factors may result in the underlier declining substantially and becoming negative. You, as an investor in the notes, should make your own investigation into the underlier, commodity markets generally and the merits of an investment linked to the underlier. You may lose some or all of your initial investment.

Market prices of commodities tend to be highly volatile and may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships, governmental programs and policies, national and international monetary, trade, political and economic events, wars and acts of terror, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, weather, and agricultural, trade, fiscal and exchange control policies. The price of any one commodity may be correlated to a greater or lesser degree with any other commodity and factors affecting the general supply and demand as well as the prices of other commodities may affect the price of copper. The commodities markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. Many commodities are also highly cyclical. These factors, some of which are specific to the nature of each such commodity, may affect the price of the underlier in varying ways, and different factors may cause the values of different commodities, including copper, to move in inconsistent directions at inconsistent rates. This, in turn, may adversely affect the market value of, and return on, the notes. It is not possible to predict the aggregate effect of all or any combination of these factors. The high volatility and cyclical nature of commodity markets may render these investments inappropriate as the focus of an investment portfolio.

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The Notes Are Subject to Risks Associated with Copper

The notes are subject to risks associated with copper. The price of copper, including the underlier, has fluctuated widely in recent years. Because the return on the notes is based on the underlier commodity, we expect that generally the market value of the notes will depend in part on the market price of copper and the volatility of copper and related futures contracts (including the frequency and magnitude of price increases and decreases in copper or related futures contracts). The price of copper, including the underlier, is primarily affected by the global demand for and supply of copper which, in turn, is affected by numerous factors, including industrial economic activity, as well as political events; weather; agriculture; disease; labor activity; technological developments; direct government activity (such as embargoes); the availability and price of substitutes for copper in various applications; and other supply disruptions in major producing or consuming regions of copper. The price volatility of copper also affects the value of the futures and forward contracts related to copper and, therefore, the price of copper at any such time. In addition, the market for copper is global, and copper prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors. The price of copper, including the underlier, has recently been, and may continue to be, extremely volatile. These factors may adversely affect the performance of the underlier and, therefore, the market value of, and return on, the notes.

There Are Risks Associated with a Concentrated Investment in a Single Commodity

The return on the notes is linked directly to the underlier spot price and not to a basket consisting of several diversified commodities or a broad-based commodity index. Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally and may diverge significantly from the performance of commodities generally. Accordingly, notes linked to the price of a single commodity, such as the underlier, carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The prices of many individual commodities, including the underlier, have recently been highly volatile and there can be no assurance that the volatility will lessen.

Changes Affecting the Underlier, Including Legal or Regulatory Changes or Changes by the LME, Could Have an Adverse Effect on the Value of, and Return on, the Notes

The price of copper may be affected by the price and supply of futures and forward contracts related to copper. Futures contracts and options on futures contracts are subject to extensive regulations and the regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, other governmental or regulatory bodies, including the United Kingdom’s Financial Conduct Authority and the European Commission, have passed, proposed, and may propose in the future, legislation or regulations affecting commodity transactions. The effect on the market value of, and return on, the notes of any future regulatory changes is impossible to predict, but may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such effects could be substantial and adverse to the interests of holders of the notes and may affect the value of, and the amount payable on, the notes. In certain instances, the return on the notes may be based on the price of a successor commodity or an underlier spot price determined by another relevant market, or pursuant to an alternative method of calculation. For additional information, see the discussion herein under “Disruption Events; Alternative Method of Calculation”.

Effective March 23, 2020, the LME temporarily suspended "Ring" trading due to COVID-19 and moved to fully electronic pricing. Prior to the suspension of Ring trading, the underlier spot price was determined by reference to the last cash bid and offer price quoted during the second Ring session, which ran from 12:30 to 12:35 p.m. London time each trading day. During this ongoing temporary suspension, the LME instead calculates the underlier spot price (along with all other LME official prices) on the basis of electronic market activity on LMEselect during the second pricing period, which still runs from 12:30 to 12:35 p.m. London time. LMEselect is an electronic member to member trading platform operated and provided by the LME. In certain circumstances where the LME determines that insufficient data is available or the LME believes available data would result in an inaccurate price, the LME, in its sole discretion, may determine the underlier spot price based on prevailing market prices. Because the return on the notes is based on the underlier spot price, any decisions by the LME with respect to the underlier spot price, including, but not limited to, when and whether to resume Ring trading, may adversely affect the market value of, and return on, the notes. Additional information regarding the underlier spot price is available herein under "The Underlier" and on the LME's website.

Regulatory Changes Could Adversely Affect the Return on and Value of Your Notes

For instance, the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank), which effected substantial changes to the regulation of the futures and over-the-counter (“OTC”) derivatives markets, was enacted in July 2010. Dodd-Frank requires regulators, including the Commodity Futures Trading Commission (“CFTC”), to adopt regulations to implement many of the requirements of the legislation. While the CFTC has adopted many of the required regulations, a number of them have only recently become effective, and certain requirements remain to be finalized. The ultimate impact of the regulatory scheme, therefore, cannot yet be fully determined. Under Dodd-Frank, in October 2020 the CFTC adopted a rule to impose limits on the size of positions that can be held by market participants in futures and OTC derivatives on physical commodities. Required compliance with the new position limits rule begins on January 1, 2022 for physical commodity futures (and any associated referenced contracts other than economically equivalent swaps) and on January 1, 2023 for economically equivalent swaps. Related to the position limits rule, the CFTC has recently adopted final rules governing the aggregation of positions by market participants under common control and by trading managers.

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While the ultimate scope and impact of the proposed position limits rule, final aggregation rules and other CFTC rules cannot be conclusively determined at present, these new requirements could restrict the ability of certain market participants to participate in the commodities, futures and swap markets and markets for other OTC derivatives on physical commodities to the extent and at the levels that they have in the past. These factors may also have the effect of reducing liquidity and increasing costs in these markets as well as affecting the structure of the markets in other ways. In addition, these legislative and regulatory changes have increased, and will continue to increase, the level of regulation of markets and market participants, and therefore the costs of participating in the commodities, futures and OTC derivatives markets. Without limitation, these changes require many OTC derivatives transactions to be executed on regulated exchanges or trading platforms and cleared through regulated clearing houses. Swap dealers (as defined by the CFTC) are also required to be registered and are or will be subject to various regulatory requirements, including, but not limited to, proposed capital requirements, margin, recordkeeping and reporting requirements and various business conduct requirements. These legislative and regulatory changes, and the resulting increased costs and regulatory oversight requirements, could result in market participants being required to, or deciding to, limit their trading activities, which could cause reductions in market liquidity and increases in market volatility. In addition, transaction costs incurred by market participants are likely to be higher than in the past, reflecting the costs of compliance with the new regulations. These consequences could adversely affect the level of the underlier, underliers or underlier commodities, which could in turn adversely affect the return on and value of your notes.

In addition, other regulatory bodies have passed or proposed, or may propose in the future, legislation similar to that proposed by Dodd-Frank or other legislation containing other restrictions that could adversely impact the liquidity of and increase costs of participating in the commodities markets. For example, the EU MiFID II Directive (2014/65/EU), which has applied since January 3, 2018, introduces a new regime for EU Member States to establish and apply position limits on the net position which a person can hold at any time in commodity derivatives traded on trading venues and in economically equivalent OTC contracts. These position limits are set (and periodically revised) according to a methodology determined at the EU level, but applied by EU Member State authorities.

By way of further example, the European Market Infrastructure Regulation (Regulation (EU) No 648/2012) (“EMIR”) currently requires reporting of derivatives and various risk mitigation techniques such as timely confirmation, mandatory margin exchange and portfolio reconciliation to be applied to OTC derivatives. Mandatory clearing is in the process of being implemented by class of counterparty and derivative asset class. Changes to be implemented under both EMIR and MiFID II will impact a broad range of counterparties, both outside and within the EU, and are expected to increase the cost of transacting derivatives.

Prices of Commodities and Commodity Futures Contracts are Highly Volatile and May Change Unpredictably and the Historical Performance of the Underlier Should Not be Taken as an Indication of the future performance of the Underlier

Historical performance of the underlier should not be taken as an indication of the future performance of the underlier. Commodity prices are highly volatile and many commodities, including the underlier, have recently experienced unprecedented historical volatility. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the underlier and, as a result, the market value of, and return on, the notes.

Suspension or Disruptions of Market Trading in the Underlier and Related Futures May Adversely Affect the Market Value of, and Return on, the Notes

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. Any such suspension or disruption with respect to the underlier, could adversely affect the underlier spot price and, therefore, the market value of, and return on, the notes.

The Underlier and the Notes Are Subject to Risks Associated With the LME

The notes are linked to the underlier commodity, copper, which is traded on the LME and the underlier spot price, which is determined by the LME (or an independent service provider appointed by the LME). The LME is a self-regulatory association (though it is also regulated by the United Kingdom’s Financial Conduct Authority) of metal market participants and is a principals’ market which operates in a manner more closely analogous to an over-the-counter physical commodity market than a regulated futures market. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. The occurrence of any such aberrations on the

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determination date could adversely affect the per unit U.S. dollar cash offer prices used to determine the official cash offer price of copper (i.e. the underlier spot price) and, therefore, your return on the Notes. If the LME ceases operations, or if trading of metals such as the underlier becomes subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LME prices as a global benchmark for the value of the underlier may be adversely affected. The LME may alter, discontinue or suspend calculation or dissemination of the price of copper, which could adversely affect the market value of, and return on, the notes.

The Level of the Underlier May Change Unpredictably, Affecting the Value of Your Notes in Unforeseeable Ways

The price of copper, including the underlier, has fluctuated widely in recent years. Among the factors that may affect the underlier and, therefore, the value of your notes in varying ways are:

•	global copper supply and demand, which is influenced by factors such as (i) sales of copper by copper producers; (ii) purchases of copper by consumers (e.g., manufacturers) to meet demand for their products; (iii) sales by consumers of their existing copper supply as a result of decreased demand for their products; (iv) purchases made by copper producers, including as part of their hedging strategies; (v) production and cost levels in major copper producing countries; (vi) the cost and availability of transportation from a copper-producing country or region to a copper-consuming country or region; (vii) industrial demand, including in the developing and emerging markets; and (viii) financial activities, including investment, trading, hedging or other activities conducted by large trading houses, producers, users, hedge funds, commodities funds, governments or other investors and speculators;
•	changes in expectations regarding the availability and cost of copper, which is influenced by such factors as: (i) changes in technology used in the extraction and processing of copper ore and the recovery and recycling of copper from above ground stock; (ii) changes in law and regulation relating to that extraction, processing, recovery and recycling, including environmental and health and safety laws and regulations; (iii) changes in current reserves, including proven and probable reserves; and (iv) changes in estimates for long term spot prices of copper, which may affect the economic viability of the extraction of reserves;
•	disruptions that may impact the accuracy of copper supply projections, ranging from technical issues at mines to political and social instability in production areas to infrastructure and workforce constraints;
•	changes in the geographic distribution of sources of copper supply and changes in areas of copper use and consumption;
•	changes in expenses relating to the insurance, warehousing, transportation, delivery and storage of copper;
•	investors’ expectations with respect to the rate of inflation;
•	currency exchange rates;
•	interest rates;
•	governmental programs and policies;
•	investment and trading activities of market participants; and
•	global or regional political, economic, financial or public health events and situations.

Commodities-Related Litigation and Regulatory Investigations Could Affect Prices for Futures Contracts, Which Could Adversely Affect Your Notes

An increased focus on price setting and trading prices by regulators and exchanges recently has resulted in a number of changes to the ways in which prices are determined, including prices for commodities and futures contracts. This increased focus also resulted in the publication of standards for benchmark setting by the International Organization of Securities Commissions. Regulators have investigated possible manipulation of the trading prices of certain underlier commodities by a number of firms and may in the future raise similar questions. In addition, private litigation alleging manipulation of the trading prices of certain underlier commodities is ongoing against a number of firms.

Any industry investigations and litigation may result in further review by exchanges and regulators of the methods by which commodities spot prices and futures contract prices are determined and the manner in which they are traded and changes to those methods. In addition, changes to other commodity-related activities, such as storage facilities and delivery methods, may also occur. If any of these changes occur, the spot prices and the prices of the futures contracts in the underlier commodity may be adversely affected, which may thereby adversely affect the market value of, and the return on, the notes.

In addition, if alleged trading price manipulation or other alleged conduct that may have artificially affected prices has occurred or is continuing, certain published commodity prices and futures contract prices (including historical prices) may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been. Any such artificially lower (or higher) prices could have an adverse impact on the underlier and any payments on, and the value of, your notes and the trading market for your notes.

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The Notes Are Subject to Risks Associated With Non-U.S. Exchanges or Markets

The notes are linked to copper, a metal for which the price is determined by the LME (or an independent service provider appointed by the LME). Investments in securities linked to the value of commodities whose prices are determined by non-U.S. exchanges or markets or commodity futures contracts that are traded on non-U.S. exchanges involve risks associated with the markets in those countries (in this case, the United Kingdom), including risks of volatility in those markets and governmental intervention in those markets. The United Kingdom withdrew from the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effect of Brexit is uncertain, and Brexit has and may continue to contribute to volatility in the prices of commodity markets and could result in legal or regulatory changes that adversely affect the underlier and, therefore, the market value of, and return on, the notes.

You Have No Rights with Respect to Copper or Rights to Receive Copper

Investing in the notes will not make you a holder of copper. Neither you nor any other holder or owner of the notes will have any rights with respect to copper. Any amount payable on the notes will be made in cash, and you will have no right to receive delivery of copper.

You Will Not Have Any Rights Against the Publishers of the Underlier

You will have no rights against the publisher(s) of the underlier, even though the amount you receive at maturity will depend on the performance of the underlier from the trade date to the determination date. No publisher of the underlier is, in any way, involved in this offering and have no obligations relating to the notes or to the holders of the notes. You will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, copper or options, swaps or futures, based upon the underlier or underlier commodity.

Estimated Value Considerations

The Issue Price You Pay for the Notes Will Exceed Their Estimated Initial Value

The issue price you pay for the notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the notes incorporate certain variables, including the underlier spot price, the volatility of the underlier, global supply and demand in commodity markets generally and in the underlier specifically, prevailing interest rates, the term of the notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the notes to you. Due to these factors, the estimated initial value of the notes as of the trade date will be less than the issue price you pay for the notes.

The Estimated Initial Value Is a Theoretical Price; the Actual Price that You May Be Able to Sell Your Notes in Any Secondary Market (if Any) at Any Time After the Trade Date May Differ From the Estimated Initial Value

The value of your notes at any time will vary based on many factors, including the factors described above and in “Risks Relating to Characteristics of the Underlier and Underlier Commodity — Market Risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the notes determined by reference to our internal pricing models. The estimated initial value of the notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your notes in any secondary market at any time.

Our Actual Profits May Be Greater or Less than the Differential Between the Estimated Initial Value and the Issue Price of the Notes as of the Trade Date

We may determine the economic terms of the notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the notes.

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Risks Relating to Liquidity and Secondary Market Price Considerations

There May Be Little or No Secondary Market for the Notes

The notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the notes will develop. UBS Securities LLC and its affiliates may make a market in the notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your notes in any secondary market at any time.

The Price at which UBS Securities LLC and Its Affiliates May Offer to Buy the Notes in the Secondary Market (if Any) May Be Greater than UBS’ Valuation of the Notes at that Time, Greater than Any Other Secondary Market Prices Provided by Unaffiliated Dealers (if Any) and, Depending on Your Broker, Greater than the Valuation Provided on Your Customer Account Statements

For a limited period of time following the issuance of the notes, UBS Securities LLC or its affiliates may offer to buy or sell such notes at a price that exceeds (i) our valuation of the notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance and other costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Summary Information – Key Terms – Supplemental plan of distribution (conflicts of interest); secondary markets (if any)” herein. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

Price of Notes Prior to Maturity

The market price of the notes will be influenced by many unpredictable and interrelated factors, including the underlier spot price; the volatility of the underlier; global supply and demand in commodity markets generally and in the underlier specifically; the time remaining to the maturity of the notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the notes.

Impact of Fees and the Use of Internal Funding Rates Rather than Secondary Market Credit Spreads on Secondary Market Prices

All other things being equal, the use of the internal funding rates described above under “—Estimated Value Considerations” as well as the inclusion in the original issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the notes in any secondary market.

If the Price of the Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the underlier. Changes in the underlier spot price may not result in a comparable change in the market value of your notes. This is because your cash settlement amount at maturity will be based on the final underlier level and subject to the maximum settlement amount. If the underlier return is negative, you could lose all or a substantial portion of your investment in the notes. We discuss some of the reasons for this disparity under “Risk Factors — Risks Relating to Liquidity and Secondary Market Issues — The market value of the notes may be influenced by unpredictable factors” in the accompanying product supplement.

The Notes are Considered “Hold To Maturity” Products

Generally, there is no liquid market for the notes.

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Risks Relating to Hedging Activities and Conflicts of Interest

Potential Conflict of Interest

UBS and its affiliates may engage in business related to the underlier, which may present a conflict between the obligations of UBS and you, as a holder of the notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the underlier return and the cash settlement amount, if any, based on the underlier spot price on the determination date. The calculation agent can postpone the determination of the final underlier level if a market disruption event occurs and is continuing on the determination date or such date is not a trading day. The calculation agent can also select a successor underlier or successor relevant market upon the occurrence of a permanent disruption event or alternative method of calculation. As UBS determines the economic terms of the notes, including the upside participation rate and the cap level, and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending the sale of your notes in the secondary market. UBS or its affiliates may earn additional profits (or potentially incur losses) as a result of payments pursuant to such hedging activities. In performing these duties, the economic interests of UBS, UBS Securities LLC, the dealers or their respective affiliates are potentially adverse to your interests as an investor in the notes. Additionally, hedging activities may adversely affect the market value of your notes and the amount we will pay on your notes.

Potentially Inconsistent Research, Opinions or Recommendations By UBS

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the underlier to which the notes are linked.

The Calculation Agent Can Postpone the Determination of the Initial Underlier Level and the Final Underlier Level if a Market Disruption Event Occurs on the Determination Date

If the calculation agent determines that a market disruption event or non-trading day has occurred or is continuing on the determination date, the determination date may be postponed until the first trading day on which no market disruption event occurs or is continuing. If such a postponement occurs, then the calculation agent will determine the underlier spot price on the first trading day on which no market disruption event occurs or is continuing. In no event, however, will the determination date for the notes be postponed by more than ten scheduled trading days. As a result, the maturity date for the notes could also be postponed. If the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or that day is not a trading day, that last day will nevertheless be the determination date and the underlier spot price will be determined by the calculation agent in the manner described in “Disruption Events; Alternative Method of Calculation” herein.

Risks Relating to General Credit Characteristics

The Notes Are Subject to the Credit Risk of the Issuer

The notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the notes and you could lose your entire initial investment.

The Notes Are Not Bank Deposits

An investment in the notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

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If UBS Experiences Financial Difficulties, FINMA Has the Power to Open Restructuring or Liquidation Proceedings in Respect of, and/or Impose Protective Measures in Relation to, UBS, Which Proceedings or Measures May Have a Material Adverse Effect on the Terms and Market Value of the Notes and/or the Ability of UBS to Make Payments Thereunder

The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in Ordinance of 30 August 2012 of FINMA on the Insolvency of Banks and Securities Dealers, as amended (the “Swiss Banking Insolvency Ordinance”). In restructuring proceedings, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the notes. The Swiss Banking Insolvency Ordinance provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the notes) may take place only after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the Swiss Banking Insolvency Ordinance does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the notes will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the notes. Consequently, the exercise of any such powers by FINMA or any suggestion of any such exercise could materially adversely affect the rights of holders of the notes, the price or value of their investment in the notes and/or the ability of UBS to satisfy its obligations under the notes and could lead to holders losing some or all of their investment in the notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of notes or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

Risks Relating to U.S. Federal Income Taxation

Uncertain Tax Treatment

Significant aspects of the tax treatment of the notes are uncertain. There are no statutory provisions, regulations, published rulings, judicial decisions or administrative determinations addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid derivative contracts that are not debt. Accordingly, it is possible that your notes could alternatively be treated for tax purposes, and that the timing and character of the income or loss on your notes could be materially and adversely affected.

In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

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Except to the extent otherwise required by law, UBS intends to treat your notes for U.S. federal income tax purposes in accordance with the treatment described above under “Supplemental discussion of U.S. federal income tax consequences” and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Purchasers of notes should consult their tax advisors as to the U.S. federal, state, local, non-U.S. and other tax consequences to them of the purchase, ownership and disposition of the notes. For more information, see “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement.

General Risk Factors

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of the final pricing supplement. The issue price, underwriting discount and net proceeds of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of the final pricing supplement. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

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THE UNDERLIER

The price of copper to which the return on the Notes is linked is the London Metal Exchange (“LME”) official cash offer price in U.S. dollars, per metric tonne of Grade A Copper, as published by the LME for cash sellers plus settlement. As of the date of this document, the LME has temporarily suspended Ring trading and determines the underlier spot price following the end of the second pricing period, which is from 12:30 to 12:35 p.m. London time, on the basis of electronic market activity that occurs on LMEselect during the second pricing period. In certain circumstances where the LME determines that insufficient data is available or the LME believes available data would result in an inaccurate price, the LME, in its sole discretion, may determine the underlier spot price based on prevailing market prices.

Prior to March 23, 2020, the LME official cash offer price was the last offer price quoted during the second Ring session, which also ran from 12:30 to 12:35 p.m. London time, in U.S. dollars, per metric tonne of Grade A Copper, as published by the LME for cash sellers plus settlement. The LME has not publicly announced when Ring trading will resume.

In each case, the underlier spot price will be the price displayed on Bloomberg page “LOCADY <Comdty>” (or any official successor thereto), as it may be modified, replaced or adjusted from time to time as described herein under “Disruption Events; Alternative Method of Calculation”.

Additional information regarding the underlier spot price and the LME’s business continuity procedures is available on the LME’s website.

The London Metal Exchange

The London Metal Exchange, a member of the HKEx Group, is a world center for the trading of industrial metals. It is self-regulated and is also regulated by the Financial Conduct Authority. The LME first traded copper in 1877, and introduced its current contract specifications, which require Grade A Copper to be traded in lots of 25 tonnes (the price is quoted per metric tonne). Sellers of physical copper on the LME must deliver Grade A copper shaped in cathodes and having a chemical composition specified by the LME and must deliver an LME-approved brand that is warehoused at an LME-approved storage facility. Copper supply generally comes from the extraction and processing of ore (“primary copper production”) and the recovery of copper from existing stock (“secondary production”). Primary production accounts for the majority of new global copper supply.

Additional information is available at the LME’s website. Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlier.

Historical Performance of the Underlier

The underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the graph shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the term of your notes.

The following graph illustrates the historical underlier spot prices of the underlier from January 1, 2011 through May 10, 2021 based on information reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. Past performance is not indicative of future performance.

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We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this document, the accompanying product supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This document and any document incorporated herein by reference is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this document and any document incorporated herein by reference is current only as of their respective dates.

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DISRUPTION EVENTS; ALTERNATIVE METHOD OF CALCULATION

Market Disruption Events

The calculation agent will determine the underlier spot price on the determination date. If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing with respect to the underlier or such day is not a trading day, the affected date may be postponed by up to ten scheduled trading days. If such a postponement occurs, the calculation agent will determine the underlier spot price by reference to the underlier spot price on the first trading day following such date on which no market disruption event occurs or is continuing. If however, the affected date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or such day is not a trading day, the calculation agent will nevertheless determine the underlier spot price on such day. In such an event, the calculation agent will estimate the underlier spot price for the underlier that would have prevailed in the absence of the market disruption event or non-trading day. If the calculation agent postpones the determination of the final underlier level on the determination date, the calculation agent will also adjust the maturity date in the manner described herein under “Key Terms — Stated maturity date”.

Notwithstanding the occurrence of one or more market disruption events with respect to the underlier, the calculation agent may waive its right to postpone the determination date if it determines that the applicable market disruption event has not or is not likely to materially impair its ability to determine the underlier spot price.

With respect to the underlier, any of the following will be a “market disruption event”, as determined by the calculation agent:

♦	the failure of Bloomberg to announce or publish the underlier spot price or the temporary discontinuance or unavailability of Bloomberg as a price source for such purpose;
♦	the underlier spot price is not published for the underlier commodity;
♦	a material suspension, absence or material limitation of trading in the underlier commodity on the relevant market, or in the options or futures contracts relating to the underlier or the underlier commodity in the primary market for those contracts (as determined by the calculation agent, the “related exchange” for those contracts);
♦	the underlier commodity or options or futures contracts relating to the underlier or the underlier commodity do not trade on what was, as of the trade date, the relevant market for the underlier or the related exchange for those options or futures contracts;
♦	the relevant market for the underlier commodity or the related exchange or quotation system, if any, for options or futures contracts relating to the underlier or underlier commodity fails to open for trading during its regular trading session;
♦	any event that materially disrupts or impairs, as determined by the calculation agent, the ability of market participants to effect transactions in, or obtain market values for the underlier or the underlier commodity on the relevant market or effect transactions in, or obtain market values for options or futures contracts related to the underlier or the underlier commodity on its related exchange (including, but not limited to, limitations, suspensions or disruptions of trading of one or more futures contracts on the underlier or the underlier commodity by reason of movements exceeding “limit up” or “limit down” levels permitted by the related exchange, if any); or
♦	any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to establish, maintain or unwind all or a material portion of a hedge with respect to the notes.

The following events will not be Market Disruption Events:

♦	a limitation on the hours or numbers of days of trading in the underlier commodity in its relevant market, but only if the limitation results from an announced change in the regular business hours of the relevant market; or
♦	a decision to permanently discontinue trading in the options or futures contracts relating to the underlier or the underlier commodity.

For this purpose, an “absence of trading” in the related exchange for options or futures contracts related to the underlier or the underlier commodity, if available, will not include any time when that market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in options or futures contracts related to the underlier or the underlier commodity, if available, in the primary market for those contracts, by reason of any of:

♦	a price change exceeding any limits set by that market,
♦	an imbalance of orders relating to those contracts, or
♦	a disparity in bid and ask quotes relating to those contracts,

will constitute a material suspension or material limitation of trading in options or futures contracts, as applicable, related to the underlier or the underlier commodity in the primary market for those contracts.

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Permanent Disruption Events

Any of the following may be a “permanent disruption event” (and, together with a market disruption event a “disruption event”), as determined by the calculation agent:

♦	the permanent discontinuation or disappearance of trading in the underlier commodity or the physical delivery of the underlier commodity;
♦	the permanent discontinuation or disappearance of options or futures contracts relating to the underlier or the underlier commodity;
♦	the permanent discontinuance or unavailability of Bloomberg as a price source for the underlier; or
♦	the disappearance or permanent discontinuance or unavailability of the underlier spot price , notwithstanding the availability of Bloomberg or the status of trading in the underlier commodity or the options or futures contracts relating to the underlier or the underlier commodity.

If a permanent disruption event occurs, and the underlier commodity is traded, or the physical delivery of the underlier commodity is effectuated, on another exchange (a “successor relevant market”), or the underlier spot price is available from another source (a “successor underlier spot price”), the calculation agent may determine the underlier spot price on the relevant day on which the underlier spot price is to be determined by reference to the underlier spot price on that successor relevant market or by reference to that successor underlier spot price, as applicable, on that day. To the extent necessary, the calculation agent will adjust those terms as necessary to ensure cross-comparability of the permanently disrupted underlier.

If a permanent disruption event occurs with respect to the underlier prior to, and such discontinuation is continuing on, the determination date, and the calculation agent determines that no successor relevant market or no successor underlier spot price, as applicable, is available at the time, or if the calculation agent has previously selected a successor relevant market and trading in, or the physical delivery of, the underlier commodity is discontinued on that successor relevant market prior to, and that discontinuation is continuing on, that date, or if the calculation agent has previously selected a successor underlier spot price and that successor price is no longer made available by its price source prior to that date, then the calculation agent will determine the underlier spot price on such date for the underlier.

Notwithstanding these alternative arrangements, discontinuation of trading on the relevant market in the underlier or underlier commodity may adversely affect the market value of, and return on, the notes.

Alternative Method of Calculation

Any of the following may be considered an “alternative method of calculation” with respect to the underlier, as determined by the calculation agent:

♦	the occurrence since the trade date of a material change in the formula for or the method of calculating the underlier spot price ; or
♦	a modification in the reporting of the underlier spot price such that it does not, in the opinion of the calculation agent, fairly represent the value of the underlier commodity.

If the calculation agent determines there is an alternative method of calculation for the underlier, the calculation agent will, at the close of business in New York City on the applicable trading day for the underlier, make such calculations and adjustments as may be necessary in order to arrive at a value for the underlier commodity.

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TABLE OF CONTENTS

Preliminary Pricing Supplement
Page
Summary Information	ii
Investor Suitability	1
Key Terms	2
Hypothetical Examples	5
Additional Risk Factors Specific to Your Notes	8
The Underlier	18
Disruption Events; Alternative Method of Calculation2	20
Product Supplement dated February 25, 2021
Product Supplement Summary	PS-1
Hypothetical Returns on the Underlier-Linked Notes	PS-16
Risk Factors	PS-31
General Terms of the Notes	PS-44
Use of Proceeds and Hedging	PS-61
Material U.S. Federal Income Tax Consequences	PS-62
ERISA Considerations	PS-69
Supplemental Plan of Distribution (Conflicts of Interest)	PS-70
Prospectus dated February 24, 2021
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	69
Benefit Plan Investor Considerations	71
Plan of Distribution	73
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$

UBS AG

Capped Leveraged Commodity-Linked Medium-Term Notes due

UBS Securities LLC